December 22, 1994




Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C.  20549


Re:     Carlyle Real Estate Limited Partnership - XII
        Commission File No. 0-12433
        Form 8K



Gentlemen:

Transmitted, for the above-captioned registrant, is the electronically filed executed copy of registrant's current report on Form 8K dated December 22, 1994.

Thank you.



Very truly yours,

CARLYLE REAL ESTATE LIMITED PARTNERSHIP - XII

By:     JMB Realty Corporation
        Corporate General Partner



        By: GAILEN J. HULL
            ________________________________
            Gailen J. Hull
            Senior Vice President


GJH:jo

Enclosures



                    SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C. 20549




                                 FORM 8-K



                              CURRENT REPORT



                  Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934



    Date of Report (Date of earliest event reported):  December 8, 1994




               CARLYLE REAL ESTATE LIMITED PARTNERSHIP - XII
          ------------------------------------------------------
          (Exact name of registrant as specified in its charter)




     Illinois                     0-12433                 36-3149589
-------------------           --------------         --------------------
(State or other                 (Commission          (I.R.S. Employer
 jurisdiction of               File Number)           Identification No.)
 organization)



           900 N. Michigan Avenue, Chicago, Illinois  60611-1575
           -----------------------------------------------------
                  (Address of principal executive office)




Registrant's telephone number, including area code:  (312) 915-1987
    -------------------------------------------------------------------
                       CARRARA PLACE OFFICE BUILDING

                            ENGLEWOOD, COLORADO
                      ------------------------------



ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS. On December 8, 1994, Carlyle Real Estate Limited Partnership - XII (the "Partnership") sold its interest in Carrara Place Limited, a Colorado limited partnership, which owns the land, building and related improvements of the Carrara Place Office Building (the "Property"), located in Englewood, Colorado. The purchasers, Carrara Place Investment Partners, Ltd. and F.A. Nemecek, are the Partnership's unaffiliated venture partners in the Carrara Place Limited Partnership and the sale price was determined by arm's-length negotiations. The Property is an approximately 231,000 square foot office building and, as the date of this report was approximately 80% occupied.

     The sale price of the Partnership's interest was $750,000 all of which was received in cash at closing. Additionally, the Partnership's share of long-term debt, in the amount of approximately $14,600,000 was assumed by the purchasers. The Partnership estimates that it will recognize a gain of approximately $5,500,000 for financial reporting purposes and approximately $13,100,000 for Federal income tax purposes from this transaction.

     The Partnership Agreement provides that sale proceeds are to be allocated 99% to the Limited Partners and 1% to the General Partners until receipt by the Limited Partners of their initial contributed capital plus a stipulated return thereon. Thereafter, distributions of sale proceeds are to be allocated to the General Partners until the General Partners have received an amount equal to 3% of the gross sales prices of any properties sold, then the balance 85% to the Limited Partners and 15% to the General Partners. The Limited Partners have not yet received cash distributions of sale or refinancing proceeds in an amount equal to their initial capital investment in the Partnership. Therefore, 1% of the initial proceeds of this sale are distributable to the General Partners.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.
        (a)  Financial Statements.  Not applicable.
        (b)  Pro Forma Financial Information - Narrative.
     As a result of the sale of the Partnership's interest in Carrara Place Limited, beyond December 8, 1994, there will be no further rental income, mortgage and other interest, depreciation, property operating expenses, amortization of deferred expenses or venture partners' share of venture operations recorded for the Carrara Place Office Building in the consolidated financial statements of the Partnership, which for the Partnership's most recent fiscal year (the year ended December 31, 1993) were approximately, $1,873,000, $2,235,000, $809,000, $1,134,000, $120,000 and $1,312,000,
respectively. Rental income, mortgage and other interest, depreciation, property operating expenses, amortization of deferred expenses and venture partners' share of venture operations for Carrara were approximately $479,000, $594,000, $210,000, $377,000, $60,000, and none, respectively, for the three months ended September 30, 1994, and $1,149,000, $1,721,000, $615,000,
$957,000, $104,000 and $743,000, respectively, for the nine months ended September 30, 1994. Also, as a result of the sale of the Partnership's interest in Carrara Place Limited, there are no further assets and liabilities related to Carrara Place Limited, which at September 30, 1994 consisted of cash and other current assets of approximately $524,000; land and buildings and improvements (net of accumulated depreciation) of approximately $17,850,000; deferred expenses of approximately $673,000; venture partner's deficit in venture of approximately $5,634,000; current liabilities of $3,860,000; other liabilities of approximately $60,000 and long-term debt, less current portion of approximately $25,012,000.

        (c)  Exhibits
             10. Partnership Interest Redemption Agreement among Carlyle Real Estate Limited Partnership - XII, Carrara Place Investment Partners, Ltd., F.A. Nemecek and Carrara Place Limited dated November 23, 1994.

                                SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                            CARLYLE REAL ESTATE LIMITED PARTNERSHIP - XII

                            By:  JMB Realty Corporation
                                 Corporate General Partner




                                 By:   GAILEN J. HULL
                                       -----------------------------------
                                       Gailen J. Hull
                                       Senior Vice President






Dated:  December 22, 1994